Exhibit 99.1

EDGEWAVE, INC. ANNOUNCES ITS FINANCIAL RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2011

SAN DIEGO, CA, August 18, 2011 – EdgeWave, Inc. (“EdgeWave”, “we”, or the “Company”) (OTCBB/OTCQB: EWVE - News), a leader in Secure Content Management (“SCM”) solutions, today announced unaudited financial results for its second quarter ended June 30, 2011.

Second Quarter 2011 Financial and Operational Highlights

•	Net billings* for the second quarter of 2011 remained virtually unchanged at $5.0 million, compared to the same period in 2010.

•	Revenue for the three months ended June 30, 2011 increased to $4.8 million, or 12%, as compared to $4.3 million for the same period in 2010.

•	Cash and cash equivalents as of June 30, 2011 were $2.0 million, down from $2.6 million as of December 31, 2010.

•	Cash used by operating activities was approximately $1.5 million for the quarter, as compared to $82,000 for the same period in 2010.

•
Q2 2011 operating expenses were $4.6 million, an increase of approximately 26% from $3.6 million for the same period in 2010. This increase is the result of additional expenses from the integration of operations associated with the Red Condor transaction as well as rebranding expense and additional sales expense related to restructuring of the sales organization.

•
At the end of Q2 2011 and the beginning of Q3 2011, the Company made certain operational changes resulting in lower operating expenses.  The Company expects these changes to have a positive impact on total operating expenses for Q3 and the remainder of the year.

•
Year to date net loss as of June 30, 2011 increased to $3.0 million from a net loss of $581,000 for the same period in 2010, mainly a result of additional operating expenses associated with the Red Condor transaction and the rollout of the Company's new fully hosted (cloud) email security suite.

“During the second quarter of this year, we completed a new suite of fully-hosted services designed to provide unified policy management and multi-layered protection from threats to security, compliance, retention and the timely delivery of legitimate, business-critical email,” said Lou Ryan, CEO of EdgeWave.  “An expansion of the EdgeWave Email Security Platform (formerly Red Condor), the Messaging Security Suite combines award-winning email security and archiving with proprietary email continuity, data loss protection and email encryption services, using an integrated management, provisioning and reporting platform. The EdgeWave Messaging Security Suite includes best-of-breed solutions and features for ensuring complete email security, data loss protection and high availability.”

Mr. Ryan added, “We enter the second half of the year with our new service offerings and a larger addressable market than in years past.     We are enthusiastic about the opportunity ahead and the new marketing initiatives and campaigns that are already underway.    Our new service is unknown territory for us, but the early business indicators are very positive.  We have created what we believe to be a very conservative expense plan and sales forecast for the second half of the year with plans to increase our investment as we see early adoption of our new services.  We remain enthusiastic about our long range business prospects.”

In August 2011, EdgeWave earned prestigious Golden Bridge Awards for Best Anti-Spam and Best URL/Web Filter Technology for the Company’s Email and Web Security solutions, respectively.  Industry and peer awards from Golden Bridge Awards are considered to be the world's premier business security awards. Organizations from all over the world, including public and private, for-profit and non-profit, large to small and even new startups, are eligible to submit nominations.  This is the fourth industry award win for EdgeWave this year, whose Web and Email Security solutions were previously recognized with a 5-Star rating by SC Magazine as well as top honors from Info Security Products Guide.

Second Quarter 2011 Financial Results and Net Billings*

Net billings* for the quarter ended June 30, 2011 were $5.0 million, unchanged for the same period in 2010.  EdgeWave reported revenues of $4.8 million and $4.3 million for the three months ended June 30, 2011 and 2010, respectively. Cash and cash equivalents were $2.0 million compared to $2.6 million at December 31, 2010 and June 30, 2010, respectively.

* Net billings represent the amount of subscription contracts billed to customers net of discounts and are not numerical measurements that can be calculated in accordance with GAAP.  The Company provides this measurement in its financial performance because this measurement provides a consistent basis for understanding the Company’s sales activities for the current period. The Company believes the billing measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in the prior periods.  The rollforward of deferred revenue (which includes net billings and revenue) for the second quarter ended June 30, 2011 is set forth at the end of this press release.

About EdgeWave, Inc. ™

EdgeWave Inc. (OTCBB/OTCQB: EWVE) develops and markets on demand, on-premises, and hybrid Secure Content Management (SCM) solutions to the mid-enterprise and service provider markets. The EdgeWave portfolio of web, email and data protection technologies delivers comprehensive secure content management with unrivalled ease of deployment and the lowest TCO on the market. The company’s award winning iPrism Web Security and Email Security products have been expanded to include email archiving, data loss protection, and email encryption services. With 6,500 customers and over 200 partners worldwide, EdgeWave strives to deliver simple, high performance solutions that offer excellent value.

Based in San Diego, California, the Company markets its solutions through a network of value added resellers, ISPs and MSPs, distributors, system integrators, OEM partners and directly to end users. For more information about the Company, visit www.edgewave.com.

©2011 EdgeWave, Inc. All rights reserved. The EdgeWave logo, iPrism, and the Red Condor Logo are trademarks of EdgeWave, Inc. All other trademarks and registered trademarks are hereby acknowledged.

Forward Looking Statement

This press release may contain forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, among other things, any statements of the plans, strategies, and objectives of management; any statements concerning proposed new products, services, or developments; statements of belief  (such as the Company's belief  that the Company is tracking in the right direction, statements of belief about the Company's expense plan and sales forecast and statement of belief that certain operational changes will have a positive impact on total operating expense in Q3 and the remainder of the year) and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include, among other things, performance of contracts by customers and partners; the ability to retain the customers obtained through the recent Red Condor transaction; employee management issues; the timely development, production and acceptance of products and services and their feature sets; the challenge of managing asset levels, including inventory; the flow of products into third-party distribution channels; our ability to integrate our acquisitions in accordance to plan; our ability to properly execute our strategies, and the difficulty of keeping expense growth at modest levels while increasing revenues. These and other risks and factors that could cause events or our results to differ from those expressed or implied by such forward-looking statements are described in our most recent annual report on Form 10-K, as well as other subsequent filings with the Securities and Exchange Commission. We assume no obligation and do not intend to update these forward-looking statements.

Contact:
EdgeWave, Inc.

     Lorrie Hunsaker
     EdgeWave, Inc.
     Investor and Public Relations Manager
     (858) 524-2002
     IR@edgewave.com

 EdgeWave, Inc.
 Condensed Consolidated Balance Sheets

	June 30, 2011	December 31, 2010
	(Unaudited)

Assets

Current Assets
Cash and cash equivalents	$2,005,000	$2,610,000
Accounts receivable - net of allowance for doubtful accounts of $74,000 and $30,000 at June 30, 2011 and December 31, 2010, respectively	3,584,000	3,669,000
Inventories - net	585,000	698,000
Prepaid expenses and other current assets	525,000	932,000

Total current assets	6,699,000	7,909,000

Fixed Assets - Net	712,000	492,000

Goodwill	8,279,000	8,279,000

Other Intangible Assets - Net	523,000	587,000

Other Assets	139,000	393,000

Total Assets	$16,352,000	$17,660,000

Liabilities and Stockholders’ Deficit

Current Liabilities
Line of credit	$1,200,000	$-
Term loan, current portion	400,000	400,000
Accounts payable	1,762,000	1,133,000
Accrued compensation	1,404,000	1,526,000
Accrued expenses and other current liabilities	672,000	752,000
Warranty liability	203,000	210,000
Capitalized lease obligations, current portion	35,000	-
Deferred revenue, current portion	10,666,000	11,038,000

Total current liabilities	16,342,000	15,059,000

Convertible Notes Payable	3,261,000	3,214,000

Term Loan, Net of Current Portion	8,000	58,000

Capitalized Lease Obligations, Less Current Portion	165,000	-

Deferred Revenue	10,671,000	10,617,000

Total liabilities	30,447,000	28,948,000

Stockholders’ Deficit
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.01 par value; 50,000,000 shares authorized; 16,390,811 and 16,093,135 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	160,000	158,000
Additional paid-in capital	41,995,000	41,818,000
Accumulated deficit	(56,250,000)	(53,264,000)

Total stockholders’ deficit	(14,095,000)	(11,288,000)

Total Liabilities and Stockholders’ Deficit	$16,352,000	$17,660,000

 EdgeWave, Inc.
 Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Revenues
Subscription	$3,644,000	$3,415,000	$7,314,000	$6,911,000
Appliance	1,159,000	883,000	1,867,000	1,766,000
License	2,000	44,000	4,000	53,000
Total Revenues	4,805,000	4,342,000	9,185,000	8,730,000

Cost of Revenues
Subscription	719,000	417,000	1,509,000	810,000
Appliance	802,000	633,000	1,255,000	1,233,000
License	-	10,000	2,000	12,000
Total Cost of Revenues	1,521,000	1,060,000	2,766,000	2,055,000

Gross Profit	3,284,000	3,282,000	6,419,000	6,675,000

Operating Expenses
Sales and marketing	2,277,000	1,690,000	4,720,000	3,420,000
Research and development	1,267,000	927,000	2,731,000	1,715,000
General and administrative	1,029,000	1,020,000	1,935,000	2,005,000
Total Operating Expenses	4,573,000	3,637,000	9,386,000	7,140,000

Loss from Operations	(1,289,000)	(355,000)	(2,967,000)	(465,000)

Other Expense (Income)
Interest expense - net	61,000	55,000	105,000	96,000
Other income	(66,000)	22,000	(86,000)	20,000
Total Other Expense (Income)	(5,000)	77,000	19,000	116,000
Loss Before Income Taxes	(1,284,000)	(432,000)	(2,986,000)	(581,000)

Income tax expense	-	-	-	-
Net Loss	$(1,284,000)	$(432,000)	$(2,986,000)	$(581,000)
Loss Per Common Share - Basic and Diluted	$(0.08)	$(0.03)	$(0.18)	$(0.04)
Weighted Average Common Shares Outstanding - Basic and Diluted	16,390,811	13,404,105	16,382,363	13,396,623

EdgeWave, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six months ended June 30,
	2011	2010

Cash Flows From Operating Activities
Net loss	$(2,986,000)	$(581,000)
Adjustments to reconcile net loss to net cash
(used in) provided by operating activities:
Depreciation and amortization	358,000	171,000
Allowance for doubtful accounts	44,000	(1,000)
Gain on change in fair value of warrant derivative liability	(85,000)	20,000
Stock-based compensation expense	100,000	84,000
Noncash interest expense	47,000	30,000
Change in operating assets and liablilities, net of effect of acquisition:
Accounts receivable	41,000	(926,000)
Inventories	113,000	(229,000)
Prepaid expenses and other assets	661,000	(250,000)
Accounts payable	629,000	353,000
Accrued expenses and other current liabilities	5,000	(13,000)
Accrued compensation	(122,000)	178,000
Warranty liability	(7,000)	(1,000)
Deferred revenue	(318,000)	1,083,000
Net cash used in operating activities	(1,520,000)	(82,000)

Cash Flows From Investing Activities
Purchases of fixed assets	(297,000)	(51,000)
Net cash used by investing activities	(297,000)	(51,000)

Cash Flows From Financing Activities
Proceeds from stock option exercises	35,000	10,000
Proceeds from the sales of stock under the employee stock purchase plan	44,000	12,000
Payments on capitalized lease obligations	(17,000)	(22,000)
Principal payments on term loans	(50,000)	-
Net increase on short-term borrowings	1,200,000	300,000
Net cash provided by financing activities	1,212,000	300,000
Net (Decrease) Increase in Cash and Cash Equivalents	(605,000)	167,000
Cash and Cash Equivalents at Beginning of Period	2,610,000	2,454,000
Cash and Cash Equivalents at End of Period	$2,005,000	$2,621,000

EdgeWave, Inc.

Unaudited Rollforward of GAAP Deferred Revenue (in thousands)
Three Months Ended June 30, 2011

GAAP deferred revenue balance at March 31, 2011	$21,173
Net billings during second quarter 2011	4,969
Less GAAP revenue recognized during second quarter 2011	(4,805)
GAAP deferred revenue balance at June 30, 2011	$21,337

Unaudited Rollforward of GAAP Deferred Revenue (in thousands)
Six Months Ended June 30, 2011

GAAP deferred revenue balance at January 1, 2011	$21,655
Net billings year to date 2011	8,867
Less GAAP revenue recognized year to date 2011	(9,185)
GAAP deferred revenue balance at June 30, 2011	$21,337